Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2025 Earnings Release
April 30, 2025

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2025 Results
Cat Financial reported first-quarter 2025 revenues of $860 million, an increase of $7 million, or 1%, compared with $853 million in the first quarter of 2024. The increase in revenues was primarily due to a favorable impact from higher average earning assets of $28 million, partially offset by an unfavorable impact from lower average financing rates of $15 million. First-quarter 2025 profit was $130 million, a decrease of $39 million, or 23%, compared with $169 million in the first quarter of 2024.
First-quarter 2025 profit before income taxes was $174 million, a decrease of $55 million, or 24%, compared with $229 million in the first quarter of 2024. The decrease was mainly due to the absence of an insurance settlement of $33 million in the first quarter of 2024 and an unfavorable impact from higher provision for credit losses of $22 million.
The provision for income taxes for the first quarter of 2025 was $44 million on $174 million profit before income taxes compared with $59 million on $229 million profit before income taxes for the first quarter of 2024.
During the first quarter of 2025, retail new business volume was $2.96 billion, an increase of $222 million, or 8%, compared with $2.74 billion in the first quarter of 2024. The increase was primarily driven by higher volume across all regions.
At the end of the first quarter of 2025, past dues at Cat Financial were 1.58%, compared with 1.78% at the end of the first quarter of 2024. Write-offs, net of recoveries, were $20 million for the first quarter of 2025, compared with $55 million for the first quarter of 2024. As of March 31, 2025, Cat Financial's allowance for credit losses totaled $282 million, or 0.95% of finance receivables, compared with $267 million, or 0.91% of finance receivables at December 31, 2024.
“The Cat Financial team continues to focus on execution of our strategy and maintaining strong portfolio health,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. “Cat Financial remains committed to providing financial services solutions to Caterpillar customers and dealers worldwide.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2025 VS. FIRST-QUARTER 2024
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2025	2024	CHANGE
Revenues	$860	$853	1%
Profit Before Income Taxes	$174	$229	(24)%
Profit (excluding profit attributable to noncontrolling interests)	$130	$169	(23)%
Retail New Business Volume	$2,964	$2,742	8%
Total Assets at March 31 and December 31, respectively	$34,423	$34,084	1%

FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.